EX-2.1 STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

by and among

NATIONAL AUTOMATION SERVICES INC.
(“Buyer”),

and

INTUITIVE SYSTEM SOLUTIONS, INC.
(“Company”)

and

THE SHAREHOLDERS OF INTUITIVE SYSTEM SOLUTIONS, INC.
(“Sellers”)

and

TBECK CAPITAL, INC.
(“TBeck”)

and

3 JP INC.
(“3 JP”)

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STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

          THIS STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into this 2nd day of October, 2007, by and among

•	NATIONAL AUTOMATION SERVICES INC., a Delaware Corporation, (“Buyer”),

•	INTUITIVE SYSTEM SOLUTIONS, INC., a Nevada Corporation, (“ Company”)

•	THE SHAREHOLDERS OF INTUITIVE SYSTEM SOLUTIONS, INC. (“ Sellers”), and

•	TBECK CAPITAL, INC., a Florida Corporation, and 3 JP Inc., a California Corporation, (“collectively referred to as “TBeck”).

RECITALS

A.

Sellers owned all of the 2,749,500 authorized of which 1,512,500 shares are issued and outstanding, par value $0.10, and 110,255 issued and outstanding to minority interest, par value $0.01, common stock, and 125,000 authorized, issued and outstanding, par value $1.00, preferred stock, of the Company (“Sellers’ Shares”), the shares of an individual Seller being referred to as “Seller’s Shares”.

B.

Buyer has authorized capital stock consisting of 50,000,000 shares of par value $.001 common stock,( Buyer Common Stock”), of which 1,125,082 shares are issued and outstanding, and 1,000,000 shares of no par value preferred stock, none of which is outstanding. Buyer is currently undergoing a name change to National Automation Services Inc. and a restructuring so that at the Closing there will be 40,175,082 shares issued and outstanding after closing of this Agreement.

C.

Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, all of the Seller’s Shares in exchange for Buyer’s issuance of 22,000,000 shares of Buyer Common Stock to Seller, such that Sellers will own 55% of Buyer’s Stock after Closing, on the terms and subject to the conditions set forth herein. It is recognized that TBeck is the owner, in escrow of 1,126,745. shares of the Seller’s Common Stock of which it has paid into the bank account of Seller a total sum of $506,000 and has purchased the shell company that is the Buyer in this reorganization. TBeck has a commitment to fund a total sum of $750,000 in cash to the Seller as well as the purchase price of the shell company. TBeck has executed a secured promissory note in the amount of $500,000 to the Seller with which a balance of $244,000 remains outstanding at the time of the execution of this Agreement. Such obligation shall survive this Closing. TBeck will receive the issuance of 18,000,000 shares of the stock of the Buyer at the time of the Closing for the cash conveyed, services rendered and outstanding balance due on the promissory note.

D.

After the stock issuances described in paragraph C above, the total outstanding shares of the Buyer will be 40, 175,082 of which 22,000,000 will be owned by the Shareholders, 18,000,000 by TBeck and the remainder of 175,082 being owned by the shareholders of the Buyer.

E.

TBeck and Company contemplate that TBeck will undertake further financing activity for Company, on a best efforts basis, after Closing of this Agreement. Such financing shall include but not be limited to acquisition debt and equity financing.

F.	It is contemplated that prior to the Closing, the name of the Buyer will be changed to National Automation Services Inc. and the Buyer will be granted a new symbol and CUISP number.

          NOW, THEREFORE, in consideration of the above premises and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Defined Terms are defined when first used in this Agreement, unless the meaning is self evident.

ARTICLE II
PURCHASE AND SALE

2.1      Purchase and Sale.

(a)

At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, each Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, all Sellers’ Shares,.

(b) It is anticipated that Closing will occur at the later of three business days from the date of the execution of this Agreement or as agreed by the parties.

(c)

Notice of Commission. Company hereby notifies TBeck that a consulting fee for services rendered to the Company of cash and stock will be provided to Yellowstone Management. This Agreement, however, does not confer third-party beneficiary status on Yellowstone Management or any other party. Notwithstanding the foregoing, the Company agrees that the cash compensation of $75,000.00 shall be borne from any future payments made by TBeck pursuant to the required payment on the Note described in paragraph C above. All stock compensation due to Yellowstone shall be paid directly to Yellowstone by the Company, and TBeck shall have no obligation to Yellowstone.

2.2	Deliveries. At the Closing :

	(a)	Sellers will deliver to Buyer:

		(i)	certificates representing 100% of the Sellers’ Shares, duly endorsed or accompanied by duly executed stock powers

(ii)

a certificate executed by each Seller representing and warranting to Buyer that, except as otherwise stated in such certificate, each of the Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, except that representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date;

(iii)

a certificate executed by Company representing and warranting to Buyer that, except as otherwise stated in such certificate, each of Company’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, except that representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date;

		(iv)	a certificate of good standing;

		(v)	appropriate board resolutions and shareholder’s consents granting the Company and its officers the authority to enter into this transaction; and

(vi)

an attorney’s opinion in the form of APPENDIX B to this Agreement stating, among other things, that the Company is in good standing, has no material claims or litigation and is licensed and authorized to do business in the states in which it is presently conducting business.

(vii)

appropriate documents converting all loans to Company from shareholders or other related parties into equity, except for the debt in the amount of $125,000 loaned to Company by Jody Hartley, which is secured by the home of the shareholder. It is agreed that this loan shall be converted into preferred stock of the Company, and shall be redeemed from the operating cash flow of the Company, without the approval of the TBeck. The preferred stock shall remain part of the outstanding shares of the Company and will not be transferred to the Buyer.

	(b)	Buyer will deliver to Company:

(i)

written resignation of the entire board of directors of the Buyer, as well as its officers, with a consent to appoint to the board of directors of the Buyer the appointees of the Seller, which shall include one designee of TBeck on such board.

(ii)

a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date.

		(iii)	a financial statement of the Buyer showing no assets and no liabilities at the date of the Closing.

		(iv)	a certificate of god standing from Buyer’s state of incorporation dated within three days of closing.

		(v)	Appropriate board resolutions and shareholder’s consents granting the Company and its officers the authority to enter into this transaction; and

(vi)

an attorney’s opinion in the form of Appendix B to this Agreement stating, among other things, that no third-party consents are necessary to consummate this transaction, that the Company is in good standing, has no material claims or litigation and is licensed and authorized to do business in the jurisdictions in which it is presently conducting business, and legally issued the Buyer’s common stock.

(vii)

Prior to the Closing, the Buyer shall have taken all corporate action necessary to amend and restate its Articles of Incorporation and have such Amended Articles be effective immediately following the Closing.

(c)

Buyer will issue and deliver to Sellers, free and clear of all liens, charges, encumbrances and restrictions of any kind (other than those imposed pursuant to the terms of this Agreement), 22,000,000 shares of the restricted Buyer Common Stock to Sellers on a pro rata basis of their holdings of Company Stock. The exact number of shares to be issued to each seller is set forth on Schedule 1, Sellers.

(1) Paragraph 2.3(c) immediately above notwithstanding, Buyer shares will be issued at Closing only to Sellers who tender their Company shares at Closing with duly executed stock powers.

(d)

Buyer will issue and deliver to TBeck, free and clear of all liens, charges, encumbrances and restrictions of any kind (other than those imposed pursuant to the terms of this Agreement), 4,000,000 shares of the restricted Buyer Common Stock and 14,000,000 of the free trading stock of the Buyer’s Common Stock.

(e)

TBeck will deliver to Buyer $1,000,000 in net equity funds. Payment shall be made by TBeck’s forgiveness of the $506,000 loan made by TBeck to the Company prior to Closing; by payment by TBeck of $250,000 for the acquisition costs of Buyer and other expenses incurred by TBeck in connection with this Agreement, and the issuance of a promissory note that has been issued to the Company by TBeck in the original principal amount of $500,000. Such note now has a reduced principal of $244,000. In this connection, TBeck will deliver any evidence of indebtedness relating to the loan and a release from the loan in form acceptable to the Company, and shall release any claim to the 1,126,745 shares of the stock of the Company that had been held in the name of TBeck and 3 JP since the original funding.

2.4.	Company and Sellers’ Deliveries Prior to Closing. Prior to closing, Company and Sellers shall deliver to Buyers at least one week before the Closing Date:

	(a)	Employment contracts with the key employees, providing for two-year post-employment non-competition and nonsolicitation covenants and a one-year compensation freeze.

	(b)	A two-year lockup agreement on the sale of stock in a form acceptable to Buyer.

	(c)	Any documents necessary to update the due diligence review.

	2.5.	Post Closing Items. The following items will survive Closing:

(a)

Board Representation and TBeck Rights. So long as TBeck is a shareholder of Buyer in excess of 1 million shares, Sellers will vote their stock in favor of a board nominee designated by TBeck. The designated director, or TBeck if there is no designated director, will exercise veto rights for one year over all stock issuance, increase in management compensation, debt financing, and the sale of Buyer, Company or any of their assets.

(b)

Repayment of Surviving Shareholder Debt. The debt in the amount of $125,000 loaned to Company by Jody Hartley, which is secured by the home of the shareholder shall be converted to preferred stock of the Company at the Closing, which may be redeemed from the pre- and post-Closing operational cash flow of Company without the consent of the TBeck, but shall not be redeemed from the capital infused by TBeck.

	(c)	Debt Financing. TBeck will obtain financing as appropriate to Company’s needs up to an additional $2,000,000:

(i) A working capital line of credit secured by purchase orders, accounts receivable, and inventory; and,

(ii) Debt financing for Company’s real estate and equipment acquisitions.

(d)

Additional Equity Funding. When justified by Company’s needs and progress, TBeck will use its best efforts to raise an additional $2,000,000 for expansion. The amount of dilution will be determined by Company’s stock price and progress, as well as market conditions. Company will have the absolute right to refuse this financing if the terms of such funding are unacceptable to it.

	(e)	Acquisition Financing. TBeck shall use its best efforts to provide all debt and equity financing needed by the Company in order to accomplish its acquisition strategy.

2.6.	Post-Closing Services by TBeck to Company and Buyer.

	(a)	TBeck will provide the following continuing services to Company and Buyer.

		(i)	TBeck investor relations services, including editing and dissemination of all press releases, as well as responding to all shareholder inquiries.

		(ii)	Filing all quarterly reports as required by the over the counter market quotation services on behalf of the Company.

(iii)

Management and consulting services regarding just in time inventory control, lease negotiations with the current landlord, cost reduction analysis, and presentation to the Company of potential clients and business alliances from TBeck’s client base and contacts.

		(iv)	Preparation of a management stock option plan for consideration by Buyer’s board of directors.

		(v)	Financial monitoring of the progress of the Company on a monthly, quarterly and annual basis.

		(vi)	Acquisition due diligence services and negotiations of terms and conditions of such acquisitions.

		(v)	Any other services necessary to perform the extra administrative functions required of a public company.

(d)

TBeck shall be paid $2,500 per month for the services set forth in subparagraph 2.6. Buyer may terminate these services and the payment to TBeck at any time. The Investment Banking, Consulting and Monitoring Agreement is attached as Appendix B. Notwithstanding the foregoing, on acquisitions in which TBeck is responsible for the negotiation and due diligence on such acquisitions, TBeck shall agree to a reasonable charge for its time spent on the due diligence, negotiation and closing of the acquisition, and all such ancillary costs, including but not limited to all travel and related expenses. Such costs shall be borne by TBeck until the funding of the acquisition, when such costs shall be reimbursed. All services provided by TBeck shall be documented, but there shall not be a requirement to keep hourly billing time sheets.

	(e)	Notwithstanding any other provisions of this Agreement, the provisions of this Paragraph 2..6 shall survive Closing and remain enforceable for the applicable statute of limitations.

2.6	Tax Free Reorganization. The parties intend that the transaction under this Agreement qualify as a tax-free reorganization under Sections 368 and 354 of the Internal Revenue Code of 1986, as amended.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
COMPANY, ITS OFFICERS AND DIRECTORS

Company, and its officers and directors as shown on Schedule 2, Current Officers and Directors of Company, represent and warrant the following.

3.1	The Corporation Has All Necessary Authority to Conduct its Affairs.

	(a)	Company is in Good Standing. Company is a corporation duly organized and validly existing under the laws of the State of Nevada, and is in good standing with the State of Nevada.

(b)

Business in Other States. Company transacts some business outside of the State of Nevada, including in the states of Arizona and California. Company has not filed with these states as a foreign corporation doing business in these states, nor is such filing required.

3.2	Capital Structure of Company.

(a)

Stock Authorized and Outstanding. As of the date hereof, the authorized capital stock of Company, as shown by the Nevada Secretary of State, consists of 2,749,500 authorized of which 1,512,500 shares are issued and outstanding, par value $0.10, and 110,255 issued and outstanding to minority interest, par value $0.01, common stock, and 1,126,745 shares are held in escrow in the name of TBeck Capital Inc and 3 JP Inc.

	(b)	Company has No Obligation to Issue Any Further Equity interests. Company has no obligations to issue or deliver any equity or voting interest in Company, e.g. warrants, options or phantom units.

(c)

Company has No Obligation to Redeem or Purchase Stock. Company has no obligation to redeem or purchase any equity or voting interest in Company, e.g. stock, warrants, options or phantom units, other than to redeem the preferred stock issued under the provisions of paragraph 2.5 of this Agreement.

	(d)	Company Holds No Treasury Stock. No shares of common stock were held by Company in its treasury.

3.3	No Claims Against Common Stock. Company has no knowledge of any outstanding claims by Company that would affect clean and clear title to the Common Stock.

3.4

This Agreement Is Authorized By and Enforceable Against Company. Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly and validly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms.

3.5

No Company Contracts Conflict with This Agreement. Neither this Agreement nor its execution will result in a breach or termination of any other Company agreement or impose additional obligations on Company under any other Company agreement, except as disclosed on Schedule 3.9, Material Contracts.

3.6

No Laws, Permits, Licenses, or Other Governmental Requirements Conflict with this Agreement. Neither this Agreement nor its execution will result in a breach of any law, permit, or any governmental requirement, nor impose additional obligations on Company, except as disclosed on Schedule 3.6, Official Licenses, Permits, and the Like.

3.7

No Permits and Licenses Will be Revoked. Neither this Agreement nor its execution will cause a revocation of any permit, license or the like, except as disclosed on Schedule 3.6, Official Licenses, Permits, and the Like.

3.8

The Financial Statements Are True and Correct. To the knowledge of Company and its officers and directors, the financial statements attached as Schedule 3.8, Financial Statements, are true and correct. Any material uncertainties are listed on Schedule 3.8(g), Material Uncertainties and Contingencies. In addition to this general representation, Company and its officers and directors make the following warranties:

(a)

Company Has Good Title to All Its Assets. As of the date hereof, Company has good and marketable title to all the assets on the balance sheet, and all the assets used by Company are listed on the balance sheet, except as disclosed on Schedule 3.10, Licenses and Leases.

(b)

The Accounts Receivables Are Collectible. As of the date hereof, Company and its officers and directors warrant that the reserve for bad debts is adequate and the net amount of the accounts receivable will be collected. They further warrant Schedule 3.8(b), Aging of Accounts Receivable, is true and correct (accounts receivable which have been written off are not listed on Schedule 3.8(b)).

(c)

The Assets Are in Good Condition. As of the date hereof, all equipment of Company is in good repair, currently in use, and suitable for that use. Values of the assets have been adjusted for any impairment.

	(d)	The Reserves Are Adequate. As of the date hereof, any warranty reserves or the like are adequate and shown on the balance sheet.

	(e)	All Liabilities Listed. All Company liabilities are listed on the balance sheet. The liabilities are listed in detail on Schedule 3.8(e), Liabilities.

(f)

No Defaults on Loans and Other Liabilities. Except as disclosed on Schedule 3.8(f), Aging of Accounts Payables, all loans and other liabilities are current in their payment and not otherwise in default.

(g)

CPA Reviewed Financial Statements. The Company warrants that it has completed a reviewed financial statement and financial statement for the Company up through September 30, 2007. Such financial statement is attached as Schedule 3.8(g) to this Agreement.

3.9	Material Contracts: Compliance and Transferability. Company’s material contracts are listed on Schedule 3.9, Material Contracts.

(a)

Company is in Compliance with all Contracts. Company and its officers and directors warrant that Company is not in material breach or default of any of the contracts. To the best of the knowledge of Company and its officers and directors, each contract is valid and enforceable, and Company has performed all its obligations thereunder, except those which are not yet due, except as disclosed on Schedule 3.9.

(b)

Bona Fide Pending Letters of Intent and Requests for Proposal. Company and its officer and directors warrant that Company has the bona fide requests for proposals or letter of intent with customers presently outstanding, as disclosed on Schedule 3.9(h), Pending Letters of Intent and Requests for Proposal.

(c)

The Contracts Will Not Be Affected By This Agreement. Company and its officers and directors warrant that no contract will be legally affected by this Agreement or its execution, except as disclosed on Schedule3.9.

3.10	Licenses and Leases: Compliance and Transferability.

(a)

Company is in Compliance with all Leases and Licenses. Company and its officers and directors warrant that Company is not in breach or default of any of its leases and licenses. To the best of the knowledge of Company, and its officers and directors, each lease and license is valid and enforceable, and Company has performed all its obligations thereunder, except those which are not yet due, except as disclosed on Schedule 3.10, Leases and Licenses.

(b)

The Licenses and Leases Will Not be Affected By This Agreement. Company and its officers and directors warrant that no license or lease will be legally affected by this Agreement or its execution, except as disclosed on Schedule 3.10.

3.11	All Company Intellectual Property Rights Are Valid.

(a)

Company has Legal Right to Use All Intellectual Property. Company and its officers and directors warrant that Company has the right to use (by ownership or license) all patents, trademarks, copyrights, and other intellectual property material to the conduct of Company’s business (collectively, the “Intellectual Property”), except as disclosed on Schedule 3.11, Intellectual Property.

(b)

Company’s Intellectual Property Does Not Infringe. To the best of the knowledge of Company and its officers and directors, no claim has been made that Company’s use of the Intellectual Property infringes on the rights of any other person, except as disclosed on Schedule 3.11.

3.12

Worker’s Compensation Policy in Force and Paid. Company and its officers and directors warrant that Company has a valid and paid to date Worker’s Compensation policy in force. To the best of the knowledge of Company and its officers and directors, the policy complies with state law and the premiums have been correctly computed and paid.

3.13

No Environmental Claims. To the best of the knowledge of Company and its officers and directors, Company has always complied with all environmental laws and regulations, and there is no claim or enforcement action pending or threatened against Company based on a violation of any environmental law or regulation.

3.14

Insurance Policies in Force and Paid. Company and its officers and directors warrant that all its insurance policies are valid, enforceable and paid to date, except as disclosed on Schedule 3.14, Insurance Policies.

3.15	Tax Returns Filed and Paid.

(a)

No Delinquent Tax Returns. Company and its officers and directors warrant that Company has no delinquent tax returns of the date of this Agreement, including but not limited to, Federal and state income tax returns, payroll tax returns, and sales and excise tax returns.

	(b)	No Unpaid Taxes. Company and its officers and directors warrant that Company has made all required tax payments through the date of this Agreement.

(c)

No Large Audit Adjustments Likely. To the best of the knowledge of Company and its officers and directors, all tax returns have been filed in accordance with applicable law and no material adjustments are expected on audit.

3.16	No Undisclosed liens. Company and its officers and directors warrant that there are no liens of any kind against any property of Company, except as disclosed on Schedule 3.16, Liens.

3.17

No Undisclosed Litigation and Claims. To the best of the knowledge of Company and its officers and directors, there are no pending claims or litigation against Company, except as disclosed on Schedule 3.17, Litigation and Claims.

ARTICLE 3A
WARRANTIES OF ALL SELLERS

Each Seller represents and warrants to Buyer that the statements contained in this Article 3A are true, correct and complete as of the date of this Agreement with respect to his shares of Company stock only.

3A.1

All of Seller’s Shares are Legally Issued and Paid. The Seller’s Shares to be tendered by Seller have been legally issued by the Company. In addition to this general warranty, Seller specifically represents that:

	(a)	The issue of the stock had been approved by the Company’s board of directors, and properly issued by the Company.

	(b)	The Seller has paid the agreed consideration for the stock.

	(c)	The shares are fully paid and non-assessable.

3A.2	Seller has Clear Title to All of his Shares.

(a)

Each Seller has legal, beneficial, and record title to the Sellers’ Shares set forth opposite such Seller’s name on Schedule 1. Sellers, free of any liens or restrictions, e.g., proxy grants except as set forth on Schedule 1.

	(b)	Seller has or will have at the Closing physical custody of the certificates evidencing all of the Sellers’ Shares required to be delivered pursuant to Section 2.3(a)(i).

	(c)	At Closing, Buyer will acquire good and defensible title to the Sellers’ Shares, free and clear of any and all liens, restrictions, except as set forth in Schedule 1.

(d)

There are no claims pending or, to the knowledge of Seller, threatened, against the Company or any Seller that concern or affect title to the Seller’s Shares, or that seek to compel the issuance of capital stock or other securities of the Company, except as set forth in Schedule 1.

3A.3

Agreement Enforceable Against the Seller. Seller acknowledges and warrants that this Agreement is enforceable against him. Seller further warrants the he execution, delivery and performance of this Agreement and all of the agreements, documents and instruments required under this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby (including the sale, transfer, assignment, and delivery of the Sellers’ Shares), are within the power, legal rights, legal capacity, and authority of Seller.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TBECK

TBeck warrants and represents the following.

4.1	Corporate Authority.

	(a)	TBeck in Good Standing. TBeck is a corporation duly organized and validly existing under the laws of the State of Florida and is in good standing under the laws of the State of Florida.

	(b)	TBeck Qualified to Do Business. TBeck is duly qualified to do business and is in good standing in each jurisdiction where it does business.

4.2

Agreement Authorized By and Enforceable Against TBeck. TBeck has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TBeck and the consummation by TBeck of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TBeck. This Agreement has been duly and validly executed and delivered by TBeck and constitutes a valid and binding obligation of TBeck, enforceable against TBeck in accordance with its terms.

4.3

Completeness of Disclosure. No statement of material fact by TBeck contained in this Agreement and no written statement of material fact furnished or to be furnished by TBeck to Company pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

4.4	Financing. TBeck has or will have at closing sufficient funds available to perform all of its other obligations under this Agreement.

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS
AND ADDITIONAL AGREEMENTS

5.1	Conduct of Business of Company.

(a)

Ordinary Course. During the period from the date of this Agreement to the Closing Date (except as otherwise specifically contemplated by the terms of this Agreement), Company shall carry on its businesses in the usual, regular, and ordinary course in substantially the same manner as conducted at the date hereof, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with Company, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Closing Date and one year from the Closing Date, the Company will not, without the prior written consent of TBeck, permit or allow Company to:

(i)

(A) declare, set aside, or pay any dividends on, or make any other distributions (other than distributions to the shareholders for amounts not exceeding their respective income tax liabilities) in respect of, any of its capital stock, (B) split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem, or otherwise acquire any shares of capital stock of each Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

		(ii)	issue, deliver, sell, pledge, dispose of, or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock;

		(iii)	amend the Company Charter Document;

(iv)

acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company, or other entity or division thereof, or (B) any assets that would be material, individually or in the aggregate, to each Company, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

(v)

sell, lease, mortgage, pledge, grant a lien on, or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice or (B) other transactions involving not in excess of $20,000.00 in the aggregate;

(vi)

(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) working capital borrowings under revolving credit facilities incurred in the ordinary course of business, and (2) indebtedness incurred to refund, refinance, or replace indebtedness for borrowed money outstanding on the date hereof, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than employees of each Company in the ordinary course of business consistent with past practice;

		(vii)	make or incur capital expenditures in the aggregate in excess of $50,000;

		(viii)	make any material election relating to taxes or settle or compromise any material tax liability;

(ix)

pay, discharge, or satisfy any claims, liabilities, or obligations (accrued, asserted or unasserted, contingent, or otherwise), other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet;

		(x)	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Company is a party;

(xi)

adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization, or reorganization;

		(xii)	change any accounting principle used by it;

(xiii)

settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid in settlement or compromise does not exceed $10,000.00;

(xiv)

(A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director, or employee, except that, each Company may hire additional employees to the extent deemed by its management to be in the best interests of the relevant Company; provided, that Company may not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees; (B) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company benefit plan (other than amendments required by law); (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices); or (D) grant any stock options or stock awards; or,

		(xv)	authorize, or commit or agree to take, any of the foregoing actions.

(b)

Other Actions. During the period from the date of this Agreement to the Closing Date, neither Company nor TBeck shall take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Company set forth in this Agreement becoming untrue in any material respect.

5.2	Access to Information.

	(a)	Subject to the terms of Subsection 5.2(b), during the period from the date hereof to the Closing Date:

(i)

Company shall cause each of its respective officers, employees, counsel, financial advisors and other representatives to afford to TBeck, and to TBeck’s accountants, counsel, financial advisors and other representatives, reasonable access to Company’s properties, books, contracts, commitments and records for the purpose of conducting such inspections, evaluations and assessments, as TBeck deems appropriate, and, during such period, Company shall, and shall cause each of its respective officers, employees, counsel, financial advisors and other representatives to furnish promptly to TBeck, all other information concerning its business, properties, financial condition, operations and personnel as TBeck may from time to time reasonably request so as to afford TBeck a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of Company as TBeck may reasonably desire to make. Company agrees to advise TBeck of all material developments with respect to Company and its assets and liabilities.

(ii)

Company shall notify TBeck promptly of any notices from or investigations by governmental authority relating to Company’s business or assets or the consummation of the Purchase. TBeck shall notify Company promptly of any notices from or investigations by governmental authority that could materially affect TBeck’s consummation of the Agreement.

(b)

Except as required by law, Company and TBeck shall cause their respective directors, officers, employees, accountants, counsel, financial advisors, and representatives and affiliates to: (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person), (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder, any conditions to the obligations of either party or either party’s right to terminate this Agreement as provided in Article 7.

(c)

In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

5.3	Reasonable Efforts; Notification.

(a)

Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise provided in this Section 5.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Purchase, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither Company nor TBeck shall be under any obligation to take any action to the extent that the Board of Directors of such party shall conclude in good faith, after consultation with and based upon the written advice of their respective outside legal counsel (which advice in each case need not constitute an opinion), that such action would cause a breach of that Board of Directors’ fiduciary obligations under applicable law.

(b)

Notification. Company shall give prompt notice to TBeck, and TBeck shall give prompt notice to Company, when (i) any representation or warranty made by either under the terms of this Agreement becomes untrue or inaccurate in any material respect or (ii) Company or TBeck, as the case may be, fails to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

5.4

Fees and Expenses. All fees and expenses incurred in connection with the Purchase, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Purchase is consummated.

5.5

Public Announcements. Company, on the one hand, and TBeck, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders or holders of ownership interests in either Company or TBeck, unless such information is non-public information that dissemination of such would be a violation of federal securities laws.

5.6

Agreement to Defend. In the event any claim, action, suit, investigation, or other proceeding by any governmental authority or other person or other legal administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

ARTICLE 6
CONDITIONS PRECEDENT

6.1

Conditions to Each Party’s Obligation to Effectuate the Purchase. The respective obligations of each party to effectuate the Purchase are subject to the satisfaction of the requirement that the parties shall have arranged for the filing of all authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement.

6.2

Conditions to Obligations of TBeck. The obligations of TBeck to effectuate the Purchase are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by TBeck:

	(a)	Obligations. Company shall have performed in all material respects all obligations to be performed by them prior to Closing under this Agreement at or prior to the Closing Date.

(b)

Representations and Warranties. All of the representations and warranties of Company contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any exceptions or supplemental disclosures contained in the certificates delivered to TBeck pursuant to Subsection 2.3(a) and disregarding any materiality qualifications contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

(c)

Third Party Consents. All required authorizations, consents or approvals of any third party the failure of which to obtain would have a material adverse effect on TBeck, assuming the Purchase had taken place, shall have been obtained.

	(d)	Material Adverse Change. There shall not have occured a material adverse change to Company.

(e)

Absence of Proceedings. No claim, suit, action, or other proceeding shall be pending or threatened before or by any court, governmental authority, arbitrator or other person against any of the parties to this Agreement (i) with respect to the transactions contemplated by this Agreement with the object of challenging or preventing the Closing, and no other proceedings shall be pending with such object or to collect damages from TBeck on account thereof, (ii) which would materially and adversely affect the Common Stock or the assets, property, operations, result of operations, financial condition, or prospects of Company, and (iii) there shall not have been made or threatened by any person any claim asserting that such person (A) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, Company, or (B) is entitled to all or any portion of the purchase consideration payable for the Common Stock. Without limiting the generality of the foregoing, no suit, action or other proceeding shall be pending before any court or governmental authority in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

	(f)	Deliveries at Closing. Company shall have delivered, or caused to be delivered, to TBeck, the documents, properly executed and dated as of the Closing Date, required by Subsection 2.3(a).

	(g)	Additional Documents. TBeck shall have been furnished with such certificates, documents and opinions as they may reasonably request.

6.3

Condition to Obligations of Company. The obligation of Company to execute the Agreement is subject to satisfaction of the following conditions, any or all of which may be waived in whole or in part by Company:

	(a)	Obligations. TBeck shall have performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Closing Date.

(b)

Representations and Warranties. All of the representations and warranties of TBeck contained in this Agreement (considered collectively) and each of the representations and warranties of TBeck contained in this Agreement (considered individually) shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

(c)	Material Adverse Change. There shall not have occured a material adverse change to TBeck.

(d)

Absence of Proceedings. No claim, suit, action or other proceeding shall be pending or threatened before or by any court, governmental authority, arbitrator or other person against any of the parties to this Agreement with respect to the transactions contemplated by this Agreement with the object of challenging or preventing the Closing, and no other proceedings shall be pending with such object or to collect damages from Company on account thereof., (ii) which would materially and adversely affect the Buyer’s Common Stock or the assets, property, operations, result of operations, financial condition, or prospects of Buyer, and (iii) there shall not have been made or threatened by any person any claim asserting that such person (A) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, Buyer, or (B) is entitled to all or any portion of the purchase consideration payable for the Buyer’s Common Stock. Without limiting the generality of the foregoing, no suit, action or other proceeding shall be pending before any court or governmental authority in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

(e)	Deliveries at Closing. TBeck shall have delivered, or caused to be delivered, to Company, the documents, properly executed and dated as of the Closing Date, required by Subsection 2.3(b).

(f)	Due Diligence. Company shall have been furnished with such certificates, documents and opinions as it may reasonably request.

(g)

Third Party Consents. All required authorizations, consents or approvals of any third party the failure of which to obtain would have a material adverse effect on Company, assuming the Purchase had taken place, shall have been obtained.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1	Termination. This Agreement may, by written notice given prior to the Closing, be terminated at any time:

	(a)	by mutual written consent of Company and TBeck;

(b)

without liability on the part of any party hereto (unless occasioned by reason of failure of one of the parties hereto to perform its obligations or a default of its representations and warranties hereunder), by either TBeck or Company, if the transactions contemplated hereby are not consummated on or before the Closing Date;

(c)

by TBeck, if Company materially breaches or defaults in the performance of any of their representations, warranties, covenants, or obligations hereunder, and either (i) such breach or default in performance shall not have been cured or waived within thirty (30) days after written notice thereof from TBeck to Company; or (ii) Company shall not have provided reasonable assurance satisfactory to TBeck that such breach or default will be cured on or before the Closing Date;

(d)

by Company, if TBeck shall materially breach or default in performance of any of its representations, warranties, covenants, or obligations hereunder, and either (i) such breach or default in performance shall not have been cured or waived within thirty (30) days after notice thereof from Company to TBeck; or (ii) TBeck shall not have provided reasonable assurance satisfactory to Company that such breach or default will be cured on or before the Closing Date;

(e)

by TBeck, if any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Closing Date in any material respect or if satisfaction of such condition is or becomes impossible (unless the failure to fulfill such conditions results primarily from TBeck’s breach of any representation or warranty or failing to perform any covenant or agreement contained in this Agreement) and TBeck has not waived such condition on or prior to the Closing;

(f)

by Company, if any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Closing Date in any material respect or if satisfaction of such condition is or becomes impossible (unless the failure to fulfill such conditions results primarily from the breach by Company of any representation or warranty or failing to perform any covenant or agreement contained in this Agreement) and Company has not waived such condition on or prior to the Closing.

7.2

Procedure for Termination, Amendment. Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section 7.5 shall, in order to be effective, require action by its governing body, or the duly authorized designee of that governing body, of TBeck and Company.

7.3

Effect of Termination. In the event of termination of this Agreement by either Company or TBeck as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Company or TBeck, or any director, officer, employee, or shareholder thereof, other than the provisions of Article 11; provided, however, that any such termination shall not limit or relieve a party’s liability or obligation for damages suffered by the other party hereto as a result of such party’s breach of any representation, warranty or covenant in this Agreement.

7.4	Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties.

7.5

Extension; Waiver. At any time on or prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided. The failure of any party to this Agreement to assert any of his or its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8
NO NEGOTIATION

Provided that TBeck is not in default hereunder, from the date of this Agreement until the earlier date of the Closing or the termination of this Agreement pursuant to Section 7.1, Company and its officers, directors, employees, agents, affiliates and other representatives will not directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than TBeck) relating to any transaction involving the sale of the business or all or substantially all of the assets of Company, or any of the capital stock of Company, or any merger, consolidation, business combination, or similar transaction involving Company.

ARTICLE 9
INDEMNIFICATION

9.1

Indemnification of Buyer. Seller agrees, jointly and severally, to defend, indemnify, and hold harmless Buyer, and their respective successors and assigns (individually a “Buyer Indemnitee,” and collectively the “Buyer Indemnitees”) from, against, and in respect of the following:

     (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from, or otherwise relating to: (i) any breach of the representations and warranties of Seller or the Companies contained in this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Seller or the Companies at the Closing in accordance with this Agreement; or (ii) any failure by either Seller or the Companies to perform or otherwise fulfill or comply with (X) if this Agreement shall have been terminated, any covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by Seller or the Companies prior to or in connection with the Closing or (Y) if the Closing shall occur, any covenant, undertaking or other agreement or obligation of Seller under this Agreement to be performed, fulfilled or otherwise complied with by Seller after the Closing. Without limiting the foregoing in any manner, Seller shall indemnify Buyer from any and all claims made by the previous shareholders or investors in the Company or any predecessor company of which the Seller was in control of day to day operations; and

     (b) subject to the provision of Article 9, any Taxes (i) imposed on the Company, with respect to any taxable period, or portion thereof, ending on or before the Closing Date, or, (ii) imposed with respect to the ownership, use or operation of, including income and revenues from, the Sellers’ Shares and the Company’s assets on or before the date of this Agreement.

(c) any Labor Claims asserted against the Company, with respect to periods prior to the Closing Date.

       (d) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys’ fees, incurred by the Buyer Indemnities in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against Buyer hereunder, incident to any of the items referred to in this Section 9.1; provided, that, if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Buyer Indemnitee in respect of which such Buyer Indemnitee proposes to demand indemnification, such Buyer Indemnitee shall notify Seller thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents and all other relevant documents in the possession of the Buyer Indemnities and an explanation of the Buyer Indemnities contentions and defences with as much specificity and particularity as the circumstances permit; provided, further, that the failure of the Buyer Indemnities to give such notice or provide such documentation shall not relieve Seller of their obligations under this Section 9.1, if Seller shall not have been prejudiced thereby (and then solely to the extent thereof). Subject to rights of or duties to any insurer or other third Person having liability therefore, Seller shall have the right within ten (10) days after receipt of such notice to assume in writing the control of the defence, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at their own expense, employment of counsel; provided further, however, that, if Seller shall have exercised their right to assume such control, the Buyer Indemnities may, in its sole discretion and at its sole expense, employ counsel to represent it (in addition to counsel employed by Seller) in any such matter, and in such event counsel selected by Seller shall be required to cooperate with such counsel of the Buyer Indemnitee in such defence, compromise or settlement for the purpose of informing and sharing information with such Buyer Indemnitee. So long as Seller is defending in good faith any such claim or demand asserted by a third Person against the Buyer Indemnitee, the Buyer Indemnitee shall not settle or compromise such claim or demand. If Seller has assumed the defence of any such claim or demand, then they shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Buyer Indemnitee, which consent shall not be unreasonably withheld. The Buyer Indemnitee shall make available to Seller or their agents all records and other materials in the Buyer Indemnitee’s possession reasonably required by them for their use in contesting any third party claim or demand.

9.2

Indemnification of Seller. Buyer agrees to defend, indemnify and hold harmless Seller and the Company, and their respective successors and assigns (individually a “Seller Indemnitee,” and collectively the “Seller Indemnitees”) from, against and in respect of the following:

      (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from or otherwise relating to (i) any breach of the representations and warranties of Buyer contained in this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Buyer at the Closing in accordance with this Agreement; (ii) any failure by Buyer to perform or otherwise fulfill or comply with: (X) if this Agreement shall have been terminated, Section 6.3 or any other covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by Buyer prior to or in connection with the Closing; or (Y) if the Closing shall occur, any covenant, undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Buyer after the Closing or (iii) any obligation or liability with respect to the operation of the Company by Buyer after the Closing;

      (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys’ fees, incurred by the Seller Indemnities in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against any Seller Indemnitee hereunder, incident to any of the items referred to in Section 9.2(a); provided, that, if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Seller Indemnitee in respect of which such Seller Indemnitee proposes to demand indemnification, such Seller Indemnitee shall notify Buyer thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Seller Indemnitee and an explanation of the Seller Indemnitee’s contentions and defenses with as much specificity and particularity as the circumstances permit; provided, further, that the failure of the Seller Indemnitee to give such notice or provide such documentation shall not relieve Buyer of its obligations under this Section 9.2 if Buyer shall not have been prejudiced thereby (and then solely to the extent thereof). Subject to rights of or duties to any insurer or other third Person having liability therefore, Buyer shall have the right within ten (10) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided, that, if Buyer shall have exercised its right to assume such control, the Seller Indemnitee may, in its sole discretion and at its sole expense, employ counsel to represent it (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of the Seller Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Seller Indemnitee. So long as Buyer is defending in good faith any such claims or demands asserted by a third Person against the Seller Indemnitee, the Seller Indemnitee shall not settle or compromise such claim or demand. If Buyer has assumed the defense of any such claim or demand, then it shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Seller Indemnitee (which consent shall not be unreasonably withheld). The Seller Indemnitee shall make available to Buyer or its agents all records and other materials in the Seller Indemnitee’s possession reasonably required by it for its use in contesting any third party claim or demand.

  (c) subject to the provision of Article 9, any Taxes (i) imposed on the Company, with respect to any taxable period, or portion thereof, ending on or before the Closing Date, or, (ii) imposed with respect to the ownership, use or operation of, including income and revenues from, the Sellers’ Shares and the Company’s assets on or before the date of this Agreement.

(d) any Labor Claims asserted against the Company, with respect to periods prior to the Closing Date.

9.3

 Indemnification of Seller and Buyer by TBeck Capital, Inc. (“TBeck”). TBeck agrees to defend, indemnify and hold harmless Seller, the Buyer, and their respective successors and assigns (individually a “TBeck Indemnitee,” and collectively the “TBeck Indemnitees”) from, against and in respect of the following:

(a) any and all losses, damages, deficiencies or liabilities caused by, related to or arising from liabilities incurred by prior to Closing or breach of warranties by Buyer at Closing;

      (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys’ fees, incurred by the TBeck Indemnities in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against any TBeck Indemnitee hereunder, incident to any of the items referred to in Section 9.3(a); provided, that, if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any TBeck Indemnitee in respect of which such TBeck Indemnitee proposes to demand indemnification, such TBeck Indemnitee shall notify Buyer thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the TBeck Indemnitee and an explanation of the TBeck Indemnitee’s contentions and defenses with as much specificity and particularity as the circumstances permit; provided, further, that the failure of the TBeck Indemnitee to give such notice or provide such documentation shall not relieve Buyer of its obligations under this Section 9.3 if Buyer shall not have been prejudiced thereby (and then solely to the extent thereof). Subject to rights of or duties to any insurer or other third Person having liability therefore, Buyer shall have the right within ten (10) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided, that, if Buyer shall have exercised its right to assume such control, the TBeck Indemnitee may, in its sole discretion and at its sole expense, employ counsel to represent it (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of the TBeck Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such TBeck Indemnitee. So long as Buyer is defending in good faith any such claims or demands asserted by a third Person against the TBeck Indemnitee, the TBeck Indemnitee shall not settle or compromise such claim or demand. If Buyer has assumed the defense of any such claim or demand, then it shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the TBeck Indemnitee (which consent shall not be unreasonably withheld). The TBeck Indemnitee shall make available to Buyer or its agents all records and other materials in the TBeck Indemnitee’s possession reasonably required by it for its use in contesting any third party claim or demand.

9.4	Remedies; Specific Performance.

      (a) The indemnification provisions of this Article 9 are in addition to, and not in lieu or in derogation of, any other rights or remedies any party may have at law or in equity for a breach of any representations, warranties or covenants contained in this Agreement.

      (b) Each of the parties to this Agreement acknowledges and agrees that Buyer would be damaged irreparably if any of the covenants of Seller or the Company under this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the covenants set forth in this Agreement by Seller and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties, in addition to any other remedy to which it may be entitled, at law or in equity.

     (c) Notwithstanding any provision of this Agreement to the contrary, Buyer’s and Seller’ sole remedy for any breach of any of the provisions of Articles 3, 3A, 4 or 5 shall be to exercise their rights under this Article 9, which shall be subject to the procedures and limitations set forth in this Article 9, excluding however, any cause of action for specific performance.

10.5 Survival. Notwithstanding any other provision to the contrary in this Agreement, this Article 9 shall survive termination of this Agreement.

ARTICLE 10
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between TBeck, on the one hand, and Company, on the other hand, for certain tax matters following the Closing Date:

10.1

Tax Periods Ending on or Before the Closing Date. Company shall prepare or cause to be prepared and file or cause to be filed all tax returns, reports and other informational statements and documentation for Company for all periods ending on or prior to the Closing Date, which are required to be filed on, before or after the Closing Date. Company shall permit TBeck (with respect to tax returns filed after the date hereof and before the Closing Date) or TBeck and Company shall permit Company (with respect to tax returns filed after the Closing Date) to review and comment on each such tax return described in the preceding sentence prior to filing. Company shall pay or cause to be paid any taxes owed by Company for all periods ending on or before the Closing Date, whether or not such taxes are shown as owed on the appropriate tax returns, excluding taxes owed for the 2006 tax year, for which filings have not yet been made.

10.2

Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes incurred in connection with this Agreement shall be paid by Company when due, and Company will, at their own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, TBeck will join in the execution of any such tax returns and other documentation.

ARTICLE 11
GENERAL PROVISIONS

11.1

Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall continue in full force and effect. Any claims with respect to the foregoing sentence under Section 9.1 and Section 9.2 must be asserted in writing with reasonable particularity by the party making such claims.

11.2

Survival of Covenants and Agreements. The respective covenants and agreements of the parties contained in this Agreement shall survive the Closing. Any claims as to a breach of a covenant or agreement under Article 9 or Article 10 must be asserted in writing with reasonable particularity by the party making such claim.

11.3

Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof,” “herein,” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.4

Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

11.5

Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein, and the surviving confidentiality provisions of the letter of intent: (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any person other than the parties any rights or remedies hereunder.

11.6	Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Nevada.

11.7

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that TBeck may assign its rights to purchase the Common Stock, but not any of its obligations under this Agreement, to one of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.8

Submission to Jurisdiction. Each party hereto hereby agrees that any suit, action or proceeding with respect to this Agreement may be brought in the courts of the State of Nevada; and each party hereto hereby irrevocably submits to the jurisdiction of such courts and all appellate courts thereof for the purpose of any such suit, action, proceeding or judgment.

11.9

WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIESTHAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.10

Severability. If any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.11

Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery (effective upon delivery), (b) facsimile (effective on the next day after transmission), or (c) recognized overnight delivery service (effective on the next day after delivery to the service), in each case addressed to the intended recipient as set forth below:

	(a)	IF TO PUBLIC ENTITY. (BUYER):

Safford Investments, Inc
Attention: Lyle Mortensen
230 N. Park Blvd, Suite 116
Grapevine, TX 76051
Fax (817) 416-2535
	cc:	________________

	(b)	IF TO ALBUQUERQUE ASSISTED LIVING, INC. (COMPANY)

Albuquerque Preferred Assisted Living, Inc.
Attention: Matt Ayers
8200 Montgomery, NE #228
Albuquerque, NM 87109
cc:		________________

	(c)	IF TO TBECK CAPITAL, INC. (TBECK):

TBeck Capital, Inc
Attention: Ronald G. Williams
230 N. Park Blvd, Suite 116
Grapevine, TX 76051
Fax(817) 416-2535
	cc:	________________

(d) THE SHAREHOLDERS OF INTUITIVE SYSTEM SOLUTIONS, INC. (SELLERS)

See Schedule 1.

(e) Any party may change his or its address for receiving notices by giving written notice of such change to the other parties in the same matter as other notices under this Section 11.11

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

NATIONAL AUTOMATION SERVICES INC.
(BUYER)

by Raymond Talarico
President

INTUITIVE SYSTEM SOLUTIONS, INC. (COMPANY):
/s/ Jody Ray Hanley

by Jody Ray Hanley
President

TBECK CAPITAL, INC. (TBECK)

by Ronald G. Williams
President

THE SHAREHOLDERS OF INTUITIVE SYSTEM SOLUTIONS, INC.
(SELLERS)

See individuals consents.

(d) THE SHAREHOLDERS OF INTUITIVE SYSTEM SOLUTIONS, INC. (SELLERS)

See Schedule 1.

(e) Any party may change his or its address for receiving notices by giving written notice of such change to the other parties in the same matter as other notices under this Section 11.11

IN WITNESS WHEREOF , the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

NATIONAL AUTOMATION SERVICES INC.
(BUYER)
/s/ Raymond Talarico

by Raymond Talarico
President

INTUITIVE SYSTEM SOLUTIONS, INC. (COMPANY):

by Jody Ray Hanley
President

TBECK CAPITAL, INC.
(TBECK)

by Ronald G. Williams
President

THE SHAREHOLDERS OF INTUITIVE SYSTEM SOLUTIONS, INC.
(SELLERS)

See individuals consents.

(d) THE SHAREHOLDERS OF INTUITIVE SYSTEM SOLUTIONS, INC. (SELLERS)

See Schedule 1.

(e) Any party may change his or its address for receiving notices by giving written notice of such change to the other parties in the same matter as other notices under this Section 11.11

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

NATIONAL AUTOMATION SERVICES INC. (BUYER)

/s/ Raymond Talarico

by Raymond Talarico
President

INTUITIVE SYSTEM SOLUTIONS, INC. (COMPANY):

by Jody Ray Hanley
President

TBECK CAPITAL, INC. (TBECK)

by Ronald G. Williams
President

THE SHAREHOLDERS OF INTUITIVE SYSTEM SOLUTIONS, INC.
(SELLERS)

See individuals consents.

LIST OF ATTACHMENTS

APPENDICES

Appendix A	Form of Investment Banking, Consulting, and Monitoring Agreement
Appendix B	Form of Attorney’s Opinion and/or Officer’s Certificate

SCHEDULES

Schedule 1, Sellers
Schedule 2, Current Officers and Directors of Company
Schedule 3.6, Official Licenses, Permits, and the Like
Schedule 3.8, Financial Statements
Schedule 3.8(b), Aging of Accounts Receivable
Schedule 3.8(e), Liabilities
Schedule 3.8(f), Aging of Accounts Payables
Schedule 3.8(g), Material Uncertainties and Contingencies
Schedule 3.9, Material Contracts
Schedule 3.9(b), Pending Letters of Intent and Requests for Proposal
Schedule 3.10, Licenses and Leases.
Schedule 3.11, Intellectual Property
Schedule 3.14, Insurance Policies
Schedule 3.16, Liens
Schedule 3.17, Litigation and Claims
Schedule 4., Projections

APPENDIX A

FORM OF INVESTMENT BANKING, CONSULTING, AND MONITORING AGREEMENT

INVESTMENT BANKING AND
FINANCIAL ADVISORY AGREEMENT

between

NATIONAL AUTOMATION SERVICES, INC. AND ITS SUBSIDIARIES (“Client”)

and

TBECK CAPITAL, INC. AND ITS SUBSIDIARIES (“Investment Banker”)

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This Agreement is made and entered this 2nd day october, 2007, between (NAS) National Automation Services, Inc. and its subsidiaries, a Delaware corporation (the “Client”), and TBeck Capital Inc., a Florida corporation and its various subsidiaries, which are incorporated in Texas ( collectively the “Investment Banker”).

RECITALS

Whereas, Client wishes to obtain funds both to operate and expand its existing business and to acquire existing instrumentation controls businesses;

Whereas, the Client is desirous of obtaining equity and debt financing in a manner recommended by the Investment Banker;

Whereas, Investment Banker is in the business of introducing its Clients to potential funding sources previously unknown to the Client, its officers and directors, and assisting in the negotiations of equity and debt funding, as well as providing consulting services to Client, including but not limited to, the drafting of the Client’s funding material; and

Whereas, Investment Banker offers ongoing advice to its Clients regarding their financial results and position, with a view to recommending financial strategy and Client market value;

AGREEMENT

NOW THEREFORE, in consideration of the premises, mutual promises, obligations, representations, and warranties, the parties agree as follows

I. Services of the Investment Banker.
Investment Banker shall assist the Client in preparing materials for presentation to prospective funding sources, including, but not limited to, the Client’s, due diligence and funding plan and valuation memorandum. Investment Banker shall introduce Client to and assist in negotiating with prospective funding sources.

(a) In addition, Investment Banker will provide the advisory services listed on the attached Schedule B.

II. Exclusivity of the Agreement.
During the term of this Agreement, Investment Banker shall have the exclusive right to negotiate with prospective funding sources on behalf of Client.

III. Compensation.
Compensation of the Investment Banker by the Client shall be in accordance with the attached
Schedule A, in accordance with the following terms.

(a)

Should the Investment Banker employ the services of other individuals or organizations to perform its services, the Investment Banker shall be responsible for any and all compensation due to those parties. Total compensation for all persons performing investment banking services shall to no time should it exceed the amounts listed in Schedule A.

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(b)	If a financing is in progress when the term of this Agreement commences, the Investment Banker shall not be entitled to compensation hereunder if the financing is successfully completed.

(c)

If a financing is successfully completed after the term of this Agreement ends, the Investment Banker shall be entitled to the compensation set forth on Schedule A provided either that (i) the financing was arranged by the Investment Banker or (ii) the funding source was introduced to the Client by the Investment Banker.

(d)	Once earned under this Agreement, Client shall be responsible to pay a fee, notwithstanding any subsequent termination of this Agreement.

V. Term of Agreement.
This Agreement will become effective as of the first day written above and will terminate December, 31, 2007, unless earlier extended or terminated earlier pursuant to the terms of this Agreement

(a)

This Agreement will be automatically extended to the next calendar year end at each calendar year end unless either party gives notice of its intention not to extend no later than November 30 of the current calendar year. E.g. unless one party gives notice of its intent not to extend by November 30, 2007, this Agreement’s termination date will be automatically extended to December 31, 2008.

VI. Relationship of Parties.
It is the express intention of the parties that the Investment Banker be an independent contractor and not an employee, agent, joint venturer, or partner of the Client. Investment Banker shall not have the right to commit Client to any binding agreement, and terms of any funding shall be subject to the prior approval of the Client. Notwithstanding the foregoing, it is recognized that Investment Banker and its related entities are substantial shareholders in the Client.

VII. Right to Accept.
The right to accept any equity and debt financing, or any other such transaction the Investment Banker may introduce to the Client, is vested solely in the Client.

VIII.Confidentiality.
The Parties hereto agree that any and all individuals and/or information revealed or divulged by any of the parties hereto to any other parties hereto, are privileged and confidential information, which may not be used or communicated by the receiving party without the prior written consent of the communicating party. Information not previously known to the receiving party, relating to the identification of shell and funding sources, and/or potential clients and/or names of individuals or potential financiers and/or financial institutions are to be considered stock in the trade of the disclosing party, and, hence, confidential on their face. The receiving party shall notify the disclosing party of any such previously known contacts within five (5) business days of such disclosure.

IX. Termination.
Notwithstanding any other provision of this Agreement, this Agreement will terminate:

3

(a)

Upon thirty days written notice by either party to the other for material nonperformance, including nonpayment. Upon the cure of such non-performance the terms of this Agreement shall be binding upon all parties hereto.

(b)	Upon written notice by either party to the other for material non-performance if the non-performance is not such that it can be cured.

(c)

Upon written notice by Investment Banker to Client, should Client fail to disclose all material facts; for fraud; or for actions taken by the Client that could give rise to civil or criminal liability.

(d)	Automatically, upon the bankruptcy or insolvency of either party.

X. Further Acts.
Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

XI. Entire Agreement.
This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and may be amended only by a written instrument signed by the parties affected thereby, or their respective successors or assigns. This Agreement cancels or supersedes all prior agreements, if any, oral or written between the Investment Banker and Client.

XII. Severability.
If any portion of this Agreement shall be held invalid, such invalidity shall not affect the other provisions hereof, and to this extent, the provisions of this Agreement are intended to be and shall be deemed severable.

XIII. Notices.
Any notice or other communication required or permitted under this Agreement shall be sufficiently given if (i) sent by registered mail, postage prepaid and return receipt requested, or (ii) sent by courier service, including but not limited to Federal Express, the United States Postal Service or UPS, with signature release confirming acceptance of delivery, or if sent by United States Postal Service Priority Mail with delivery confirmation, to the address of the parties set forth immediately below or such addresses as may have been provided in like manner to both parties to this Agreement. Any notice that is sent by mail under this Agreement shall be considered received on the date on which it is actually delivered to the premises of the party to whom it is properly addressed, such date to be conclusively evidenced by the date of the return receipt, signature release confirmation or delivery confirmation.

National Automation Services, Inc. (CLIENT)
Jody Hanley
2053 Pabco Road
Henderson, NV 89015
Fax (702) 564-5411

TBeck Capital, Inc.
ATTN: IMPORTANT LEGAL NOTICE
230 North Park Blvd, Suite 116
Grapevine, TX 76051

4

XIV. Governing Law.
This Agreement shall be construed in accordance with and governed by the laws of the state of Texas.

XV. Assignment:
No party to this Agreement may assign this Agreement or its rights or obligations hereunder without written consent of the other party hereto.

XVI. Arbitration.
Any controversy, claim, misunderstanding, course of action, matter in question, breach, disagreement, dispute, or other related matter arising out of, or related to this Agreement, or the relationship between the parties, shall be decided by mandatory binding arbitration before the American Arbitration Association with venue in Dallas, Texas. In such arbitration, the parties shall be entitled to the full discovery rights accorded to litigants under the laws of Texas. The prevailing party shall be entitled to recover all costs and expenses incurred, including reasonable attorney’s fees, related costs, and any advanced arbitration expenses.

XVII. Indemnification.
Investment Banker will indemnify and hold harmless Client and its officers, directors, agents and employees against any expenses that may be incurred by the Client as a result of statements made by the Investment Banker that are inaccurate or misleading or failure by the Investment Banker to state facts, that are necessary to be stated in order to make statements made not misleading. Client will indemnify and hold harmless Investment Banker and its officers, directors, agents and employees against any expenses that may be incurred by the Investment Banker as a result of statements made by the Client that are inaccurate or misleading or failure by the Client to state facts, that are necessary to be stated in order to make statements that are made not misleading.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

NATIONAL AUTOMATION SERVICES, INC AND ITS SUBSIDIARIES (CLIENT)

By	/s/ Jody Hanley

Jody Hanley
Title:	President

Date:	10/2/07

TBECK CAPITAL INC. AND ITS SUBSIDIARIES

By	/s/ Ron Williams

Ron Williams
Title:	President

Date:

5

SCHEDULE A
INVESTMENT BANKING FEES

GENERAL:

The Investment Banker shall be entitled the following fees for any financing received during the term of this Agreement if (i) the financing was arranged by the Investment Banker or (ii) the funding source was introduced to the Client by the Investment Banker.

Payment shall be made at the time Client receives the proceeds from the loan or other funding. If the proceeds from the loan or other funding or are released in two (2) or more tranches, the fee to the Investment Banker shall be made on that portion of the funding that is released to Client. Client shall issue to the Lender a Direction Letter authorizing direct payment of such fees on a per transaction basis to be wired directly to Investment Banker.

Investment Banker shall be responsible for the payments of any third party cash (but not stock grants) fees. These payments shall exclude any cash fees or charges that are directly imposed by the lender or at the lender’s direction for the benefit of the Client. For example, a 1% facilitation fee from a loan broker would be, deducted from Investment Banker’s fee; a 1% “point” charge by the direct lender would not be deducted from the Investment Banker’s fee.

DEBT FINANCING:

Client shall pay a fee of three percent (3%) of the gross amount received of any successful senior debt financing (that is, any debt other subordinated debt or bridge financing) to the maximum of the total amount of the commitment.

SUBORDINATED DEBT AND BRIDGE FINANCING:

Client shall pay a fee of five percent (5%) of the gross amount received from any successful subordinated debt financing or bridge up to the maximum of the total amount of the commitment.

EQUITY FINANCING:

Client shall pay a fee of ten percent (10%) of the gross amount received from any successful equity financing, included but not necessarily limited to public or private offerings of securities and convertible debt.

In addition, Client shall grant Investment Banker options for each closed equity funding as follows:

•	The options will be for the same security offered in the equity funding, e.g. if the equity funding is raised through convertible debentures, the options will be for equivalent convertible debentures.

•	The option price will be same as the price paid by the funding source.

6

•	The total option exercise price will be equal to not less than 10% of the equity funded.

•	The options will be exercisable for a period of not less than three years.

By way of example, should the Client receive a funding of $ 1 million at a price of $1 per share, Investment Banker shall be entitled to a grant of 100,000 options to purchase the same class of stock at $1 per share for a period of three years.

MERGERS ACQUISITIONS, LICENSES, JOINT VENTURES, AND DISTRIBUTION
AGREEMENTS:

Client shall pay a fee to the Investment Banker for arranging mergers, acquisitions, licenses, joint ventures, and distribution agreements that add value to the company. Since the size, values, and structure of potential mergers, acquisitions, licenses, joint ventures, and distribution agreements vary greatly, fees shall be determined on each merger, acquisitions, licenses, joint ventures and distribution agreements on the Lehman Formula and based upon the value of the consideration received by the Client (whether stock, cash, assets or any other form of consideration that inures to the benefit of the Client) as follows:

1. 5% of the first	$1,000,000.00
2. 4% of the second	$1,000,000.00
3. 3% of the third	$1,000,000.00
4. 2% of the fourth	$1,000,000.00
5. 1% of the remaining	$1,000,000.00 or greater balance

The value of the consideration received shall be determined by taking the fair market value of all property, assets or stock received by the Client as determined by the parties to the Agreement in good faith.

7

SCHEDULE B
FINANCIAL ADVISORY SERVICES AND FEE

The Investment Banker shall provide the advisory services to Client. The Investment Banker will address these services on a monthly basis or as required if monthly advice is not appropriate, but not necessarily in writing.

1.	Tracking and evaluating of the use of proceeds from any funding.

2.	Comparison of the Client’s business operations to its business and evaluating progress and recommending modifications to the business plan.

3.	Identifying and recommending new financial strategies or funding vehicles to Client.

4.	Identifying and arranging business and financial introductions for Client.

5.	Attendance of an Investment Banker representative at Client’s Board of Director meetings.

6.	Reviewing monthly income statements and balanced sheets versus projected income statements and balance sheets with appropriate Client follow up.

7.	Interfacing with the Client’s lawyers and auditors in order to accomplish a timely filing of a Form 10 with the SEC to become a reporting company.

For such services, the Client agrees to pay to Investment Banker the cash fee of $2,500 per month on or before the 10 th of each succeeding month during the term of this Agreement. Investment Banker shall not be required to produce a detailed accounting of the expenditures that it makes in providing these services. Furthermore, Investment Banker shall be reimbursed for all travel or other expenses authorized by Client in advance upon the submission of invoices to the Client by the Investment Banker.

Please see Schedule C for a more detailed description of the Accounting and Monitoring Services and Conditions.

8

SCHEDULE C
ACCOUNTING AND MONITORING SERVICES AND CONDITIONS

Each Company to keep accurate records and documentation adequate as outlined by the Internal Revenue Service and in accordance with the attached Letter to Employees Regarding Substantiation.

An appropriate accounting software package is to be utilized by the Company and a backup is to be provided quarterly for analysis and review. Peachtree or QuickBooks are the preferred software applications. If you have any questions please contact Lyle Mortensen.

The Company is responsible for proper documentation of all expenditures of the company. Invoices, time sheets, expense reports and all other financial data will be reviewed from time to time to insure proper documentation. Details may be requested for various items at any time by employees and/or consultants to TBECK.

1. By the 15th of the following month the Company will furnish the following:
a.	Income statement printed from accounting Software.
b.	Balance Sheet printed from accounting software.
c.	Detail listing of Accounts Receivable.
d.	Detail listing of Accounts Payable.
e.	Inventory listing if a material part of the Balance Sheet.
f.	Cost breakdown for contracts completed for comparison to the bid or projections.
g.	Copies of “Bids or Proposals” for any contracts to be undertaken or in progress during the preceding month.

9

APPENDIX B

FORM OF ATTORNEY’S OPINION

and/or

OFFICER’S CERTIFICATE

Intuitive System Solutions, Inc.

Officer’s Certificate

To:     TBECK Capital Inc and its subsidiaries

I, Jody Hanley, in my capacity as the President of the Corporation and without personal liability, hereby certify for and on behalf of the Corporation as follows:

1.

I have made or caused to be made such examinations or investigations as are, in my opinion, necessary as a basis to make the statements expressed herein and I have furnished this Officer’s Certificate with the intent that it be relied upon by the addressee.

2.	I am familiar with the business and affairs of the Corporation and have personal knowledge of the facts stated herein.

3.

The Articles of Incorporation of the Corporation dated and confirmed by a certificate of incorporation filed on April 18, 2001 effective April 30, 2001 and issued under the Nevada Revised Statutes are in full force and effective by Amended List filed on November 22, 2004 and further Amendment filed on October 18, 2005 for Total Authorized Capital of $1,250.00 and $151,250.00 and further Amendment filed on April 24, 2007 that allows for 2,749,500 shares of Common Stock and 125,000 shares of nonvoting preferred stock issuance. No proceedings are pending to further amend, supplement or cancel these Articles other than these amendments.

4.

The minute books and corporate records of the Corporation contain registers of all shareholders of the Corporation, all by-laws of the Corporation and the minutes of meetings (or resolutions passed in lieu thereof) or copies thereof of all proceedings of the shareholders and directors (or any committee thereof) of the Corporation to the date hereof, and there have been no other shareholders, by-laws, meetings, resolutions or proceedings of the shareholders or of the board of directors (or any committee thereof) of the Corporation to the date hereof not reflected in such register, minute books and corporate records. Such registers, minute books and records are true, correct and complete in all material respects.

5.

The meetings of the shareholders and directors of the Corporation (or any committee thereof) reflected in the minute books and corporate records of the Corporation were duly called and held in accordance with the constating documents and by-laws of the Corporation, and a quorum for the transaction of business was present throughout such meetings.

6.

To the best of my knowledge, the Corporation is in good standing under the laws, regulations, rules, ordinances and similar restrictions of all jurisdictions in which it carries on business or has assets, to the extent that the nature of such business or assets under the laws of said jurisdiction requires registration or qualification.

7.

The Corporation has not taken any steps to terminate its existence, to surrender or cancel its Articles, to amalgamate, to continue in any other jurisdiction or to change its corporate existence in any way since the date of its Incorporation, and to my knowledge no acts or proceedings have been taken by or against, or have been threatened against, the Corporation and the Corporation has not received any notice or other communication from any person or governmental authority:

(a)

Indicating that there exists any situation which, unless remedied, could result in the termination of the existence of the Corporation or the imposition of any term, limitation or condition on its status under the Act;

	(b)	In respect of any amalgamation, consolidation, continuance in any other jurisdiction or to change its corporate existence in any way;

	(c)	In connection with any Reorganization or Arrangement (each as defined in the Act), or any liquidation, winding-up, dissolution or other means of termination of its existence; or

	(d)	Requesting the appointment of a receiver, administrator, administrative receiver, trustee or similar officer with respect to any or all of the assets or revenues of the Corporation.

8.

The Corporation is up-to-date at the date hereof in respect of all requisite corporate filings under the Act, or other similar statutes, and the Corporation has not received any notice or letter or other document stating that it is in default with respect to any filings, registrations, declarations, consents, orders or approvals required to be made or obtained by it.

9.	The Corporation is not a reporting issuer or an investment fund.

10.

The authorized share capital of the Corporation consists of a limited number of Common shares, presently amended as of 04/24/207 to provide a class of a maximum of 2,749,500 common shares and a limited class of a maximum of 125,000 non-voting preferred shares that may be issued and outstanding;

11.	The number of beneficial owners of shares or securities of the Corporation has never exceeded 50 at any given time.

12.	Each beneficial owner of securities of the Corporation purchased such securities as principal.

13.

To our knowledge, there are no claims other than all of the fully disclosed liens and judgments and there are no threats of claims made against the Corporation and there is no pending civil, statutory or criminal litigation involving the Corporation. All amounts due under such liens, if any, are due to vendors in which we are considered current pursuant to our payment terms with such vendors, and no such vendors have threatened litigation against the Corporation for collection of such payables.

14.

The Corporation has all necessary licenses, permits, approvals, authorizations and consents from, and has effected and maintained all necessary registrations and filings with and notices to, each government department or agency and other regulatory body and authority under applicable law in the State of Nevada, and the federal laws of the United States applicable in that state, in order to carry on its business. The Corporation is properly qualified to do business in all states and countries in which it is currently doing business.

GIVEN at Henderson, Clark County, Nevada, this 2nd day of October 2007

/ s/ Jody Hanley

Name: Jody Hanley
Title: President

LIST OF SCHEDULES

SCHEDULES

Schedule 1, Sellers
Schedule 2, Current Officers and Directors of Company
Schedule 3.6, Official Licenses, Permits, and the Like
Schedule 3.8, Financial Statements
Schedule 3.8(b), Aging of Accounts Receivable
Schedule 3.8(e), Liabilities
Schedule 3.8(f), Aging of Accounts Payables
Schedule 3.8(g), Material Uncertainties and Contingencies
Schedule 3.9, Material Contracts
Schedule 3,9(b), Pending Letters of Intent and Requests for Proposal
Schedule 3.10, Licenses and Leases
Schedule 3.11, Intellectual Property
Schedule3.14, Insurance Policies
Schedule 3.16, Liens
Schedule 3.17, Litigation and Claims
Schedule 4, Projections